Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

June 28, 2004

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Elects Wayne Courtright as Board Member

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that its Board of Directors elected Wayne Courtright as a director of the Company, effective immediately, to fill a vacancy on the Board of Directors. Prior to joining Unity, Mr. Courtright was the Chief Credit Officer at Enterprise Bank and the Senior Lending Officer at Community Bank of New Jersey and Garden State Bank. Mr. Courtright holds degrees from Montclair State University and Stonier Graduate School of Banking.

“Mr. Courtright’s 35 years in lending, credit administration and loan workout will compliment Unity’s already diverse Board Members and we are very pleased to have him join the Unity team,” said President, James A. Hughes. “The Board and I are delighted to have Mr. Courtright assist us in achieving our strategic goals”.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $473 million in assets and $409 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.